Storage & Logistic Agreement

Party A: Sichuan Province Bashan Bei Brother Logistic Limited

Party B: SCQC Agricultural Co. Limited

Based on the principles of equality, both parties have reached the following terms and conditions after mutual agreement in accordance with “Contract Law of the People's Republic of China” and relevant laws and regulations.

Article 1 Contract Period: From June 10, 2020 to December 9, 2020. (Subject to actual warehouse usage time)

Article 2 Check and acceptance of Inward Products

1. Name, time and quantity of inward products in the warehouse shall be notified by Party B to Party A. For the storage, the quantity shall be accurate, the products shall be well packed, and label shall be clear, and Party A shall be provided with a product list and a product inward & outward list.

2. Under normal circumstances, Party A check and accept with the following products’ details: name, specification, quantity, and packaging condition. The specification and quantity should follow the label of the package. If there is no label, such information should follow Party A’s checking records.

3. When the product name, specification, quantity does not match with label, packaging is broken, rain, water, mildew, damage, etc. at the time of entering warehouse, Party A should immediately notify Party A and deliver the relevant records and proof. Party B shall take remedial measures in time.

4. Upon products entering into warehouse, orders are all delivered, payment installments are completed, and Party A's inspection meet the warehouse conditions and thereafter accepted, Party B shall go through the warehouse procedures in time.

Article 3: Custody and Maintenance of Goods

1. During the storage period of the products, Party A is responsible for the safety of the products, and Party B shall not be liable for damages caused by the change in the nature of the products, the packaging of products does not meet national standards, and expiry of shelf life of products. Party B shall not be liable for the loss of products caused by force majeure, inadequate warehouse security facilities, and security breaches. Other than the above loss of products, Party A shall be responsible for compensation.

2. Party A shall reasonably use the storage capacity in accordance with the principles of safety, convenience and speed, and keep the warehouse clean and sanitary. It is strictly forbidden to store flammable, explosive, toxic, corrosive and other dangerous products in the warehouse, and it is also strictly forbidden to store repelling products together, smelly products, and products required with different fire putting-out methods.

3. Party A must ensure that the warehouse is rain-proof, anti-humid, fire-proof, anti-burglary, and no water seepage on the ground.

Article 4: Delivery of goods

Order of delivery will be open only after the products have been completed with storage procedures. When the products are delivered from warehouse, Party A shall proceed in accordance with the following procedures, with the delivery voucher confirmed by both parties, stamped and signed by authorized person.

Article 5: Loading and unloading

1. Inward products shall be inspected, signed and confirmed on the written receipt by Party A. For the store or home delivery, Party B will issue a dispatch order, and Party A will handle the delivery accordingly. When arranging outward products, the delivery person will inspect and pick up the products. The delivery person will be responsible for the issues after the inspection and pick up. The delivery must be the same day as per dispatch order without delay.

2. The loading & unloading for products is RMB 15 per ton charged by Party A.

Article 6: Service and information summary

1. The normal service hours provided by Party A to Party B are: 08:30-17:30 daily

2. Party A provides full-time custody for Party B’s products in the warehouse, and performs periodic stock count, and provides Party B with relevant outward products information at all times.

3. Party A must provide services in accordance with Party B’s reasonable requirements for loading & unloading. Otherwise, Party B has the right to request Party A for rectification within a time limit.

4. The parties shall agree to performs periodic stock count, reconcile each others’ accounts.

Article 7: Settlement

Party A shall submit a list of loading and unloading charges for the previous month to Party B before the 2nd of each month. The loading and unloading charges of the previous month shall be settled before the 5th of each month.

Article 8: Confidentiality Agreement

Neither party shall disclose another party's information to third party. Upon one party’s request, the counterparty must unconditionally return all the information obtained, including copies, analytical data, reports, and documents and statements.

Article 9: Rights and obligations of Party B

1. Party B shall pay fees to Party A within the specified time

2. According to Party A’s warehouse storage conditions, Party B has the right to call for meetings on a regular basis with Party A, and has the right to request Party A to rectify the problems within a time limit.

3. According to market conditions and development needs, Party B has the right to negotiate with Party A and adjust the freight settlement process and storage requirements. Party A shall cooperate.

Article 10: Rights and obligations of Party A

1. Party B strictly fulfills the obligations stipulated in this contract and comply with Party A's relevant management system.

2. The personnel assigned by Party B shall comply with the management arrangements of Party A. For those who refuse to comply with the management, Party A has the right to request Party B to rearrange another personnel.

3. If the products exceed the warehouse capacity, Party B has the right to negotiate with Party A to increase the warehouse area.

Article 11: Liability for breach of contract

1. During the storage period of the products, if Party A fails to keep the products in accordance with the requirements of the contract, and causing loss, shortage, pollution and damage to the products, Party A shall compensate for the corresponding losses.

2. The parties shall negotiate and compensate the products loss, according to the condition of the products, and agree that the maximum amount shall be limited to the purchase price of the goods at the time of occurrence.

3. If either party fails to fulfill this contract, the other party has the right to request one party to continue to fulfill it, and breaching party has to compensate the observant party any losses caused by the breaching party.

4. In case of failure to fulfill due to force majeure, both parties shall not be liable for breach of contract.

Article 12: Matters not covered in this contract shall be dealt with separately through negotiation between the parties.

Article 13: The parties shall attempt to resolve any dispute arising out of or relating to this contract through negotiations. If the matter is not resolvable by negotiation, the parties shall attempt to resolve the dispute through the People's Court, of where the contract is signed.

Article 14: This contract is in duplicate, and it will become effective after both parties sign with company seal.

Party A

/s/ Sichuan Province Bashan Bei Brother Logistic Limited

Date: June 10 2020

Party B

/s/ SCQC Agricultural Co. Limited

Date: June 10 2020